Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SECOND QUARTER RESULTS

Company updates 2007 outlook

TAMPA, August 2, 2007 — TECO Energy, Inc. (NYSE:TE) today reported second quarter net income of $73.7 million or $0.35 per share, compared to $62.5 million or $0.30 per share in the second quarter of 2006. Second quarter net income and earnings per share from continuing operations were $59.4 million and $0.28 per share, respectively, compared to $61.1 million and $0.29 per share in the same period in 2006.

In 2007, second quarter results reflect a $14.3 million tax benefit recorded in discontinued operations as a result of reaching a favorable conclusion with taxing authorities related to the 2005 disposition of the Union and Gila River merchant power plants.

Year-to-date net income and earnings per share were $146.5 million or $0.70 per share in 2007, compared to $117.7 million or $0.57 per share in the same period in 2006. Year-to-date net income and earnings per share from continuing operations were $132.2 million or $0.63 per share in 2007, compared to $116.3 million or $0.56 per share in the same period in 2006.

TECO Energy Chairman and CEO Sherrill Hudson said, “Our results this quarter clearly demonstrate the benefits of the TECO Energy debt retirements, and the value of the oil price hedges in place to protect TECO Coal’s synthetic fuel benefits against high oil prices this year. We’re also pleased with the continued strong results from TECO Guatemala. Our Florida utilities continued to enjoy steady customer growth, but continued mild weather and changes in customer usage patterns reduced sales at Tampa Electric.”

Second-quarter 2007 non-GAAP results from continuing operations including synthetic fuel (Non-GAAP Results With Synthetic Fuel), which exclude charges and gains, were $64.1 million, compared to $52.3 million in the 2006 period. Second-quarter 2007 non-GAAP results from continuing operations excluding synthetic fuel (Non-GAAP Results Excluding Synthetic Fuel), which exclude charges and gains and also exclude the benefits associated with the production of synthetic fuel, were $53.1 million, compared to $53.0 million in the 2006 period (see the Results Reconciliation table later in this release).

Year-to-date 2007 Non-GAAP Results With Synthetic Fuel were $138.7 million, compared to $110.2 million in the 2006 period. Year-to-date 2007 Non-GAAP Results Excluding Synthetic Fuel were $97.0 million, compared to $100.9 million in the 2006 period (see the Results Reconciliation table later in this release).

In 2007, second quarter net income included an $11.0 million, or $0.05 per share, net benefit to earnings from the production of synthetic fuel and the sale of the ownership interests in the synthetic fuel production facilities, compared to a cost of $0.7 million in the 2006 period. (See the TECO Coal section later in this release.) Second-quarter 2007 results also included an $8.3 million

- Page 1 of 12 -

after-tax charge for transaction-related costs associated with the proposed sale of TECO Transport, which includes, among other costs, a $4.1 million after-tax charge related to benefit plans. Results at TECO Transport included a $3.6 million after-tax benefit from not recording depreciation expense due to its classification as assets held for sale in the second quarter. Second-quarter 2006 results included $0.7 million of after-tax net benefits from an insurance recovery and costs for hurricane-related repairs at TECO Transport and an $8.1 million after-tax gain on the sale of the remaining McAdams Power Station assets. All of these charges and gains, as well as the gain in discontinued operations related to the disposition of the Union and Gila River power stations, were excluded in the calculation of Non-GAAP Results Excluding Synfuel. (See the Results Reconciliation table later in this release.)

Year-to-date 2007 net income included a $41.7 million, or $0.20 per share, net benefit to earnings from the production of synthetic fuel and the sale of the ownership interests in the synthetic fuel production facilities, compared to a net benefit of $9.3 million, or $0.05 per share, in the 2006 period. (See the TECO Coal section later in this release.) In addition to the second quarter factors, year-to-date results reflect the $1.8 million after-tax charge for transaction-related costs associated with the proposed sale of TECO Transport recorded in the first quarter. Year-to-date 2006 results included $2.0 million of net after-tax costs for hurricane-related repairs at TECO Transport and associated insurance recovery, which were excluded from the calculation of Non-GAAP results. (See the Results Reconciliation table later in this release.)

Non-GAAP Results

The table below compares the TECO Energy GAAP net income to the non-GAAP measures used in this release. Non-GAAP results exclude the charges and gains described above. Non-GAAP Results Excluding Synthetic Fuel exclude those charges and gains and also exclude the earnings benefits associated with the production of synthetic fuel. For a reconciliation to GAAP results and a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section and Results Reconciliation table later in this release.

Results Comparisons

	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2007	2006	2007	2006	2007	2006
Net income	$73.7	$62.5	$146.5	$117.7	$275.2	$264.2
Net income from continuing operations	$59.4	$61.1	$132.2	$116.3	$260.4	$263.3
Non-GAAP Results With Synthetic Fuel	$64.1	$52.3	$138.7	$110.2	$262.2	$255.9
Non-GAAP Results Excluding Synthetic Fuel	$53.1	$53.0	$97.0	$100.9	$197.7	$206.2

- Page 2 of 12 -

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains and synthetic fuel-related benefits or costs for the periods shown.

Segment Information	3 months ended June 30		6 months ended June 30		12 months ended June 30

(in millions)	2007	2006	2007	2006	2007	2006
Net Income (loss)
Tampa Electric	$34.7	$37.1	$56.5	$59.5	$132.8	$145.8
Peoples Gas System	5.4	5.9	16.4	18.5	27.6	29.2
TECO Coal	20.8	13.4	63.2	38.1	103.9	97.5
TECO Transport	9.6	6.5	16.0	11.6	27.1	22.5
TECO Guatemala	12.8	8.7	23.1	17.3	43.8	38.3
TWG Merchant	—	—	—	—	—	(0.3)
Parent/other	(23.9)	(10.5)	(43.0)	(28.7)	(74.8)	(69.7)

Net income from continuing operations	59.4	61.1	132.2	116.3	260.4	263.3
Discontinued operations	14.3	1.4	14.3	1.4	14.8	0.9

Total net income	$73.7	$62.5	$146.5	$117.7	$275.2	$264.2

Operating Company Results:

Tampa Electric

Net income for the second quarter was $34.7 million, compared with $37.1 million for the same period in 2006. Results for the quarter reflect lower retail energy sales due to mild weather, only partially offset by 2.2% average customer growth and increased sales to other utilities. Net income included $1.1 million of Allowance for Funds Used During Construction (AFUDC) – Equity, which represents allowed equity cost capitalized to construction costs, related to the installation of nitrogen oxide (NOx) pollution control equipment, compared to $0.4 million included in the 2006 period. Interest expense increased $1.1 million after tax due to higher levels of long-term debt outstanding.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost recovery clauses, increased $0.8 million after tax in the second quarter of 2007, primarily reflecting higher employee-related costs, partially offset by lower planned outage requirements on power generating equipment compared to 2006.

Tampa Electric’s retail energy sales decreased 1.4% in the second quarter due to mild weather and changes in residential customers’ consumption patterns. Total heating and cooling degree-days for the Tampa area in the second quarter were 4% below normal and 2% below actual 2006 levels.

Year-to-date net income was $56.5 million, compared to $59.5 million in the 2006 period driven primarily by higher operations and maintenance expense and a lower contribution from the sale of excess sulfur dioxide (SO2) emissions credits. These results reflect 1.3% higher retail energy sales and off-system energy sales that were 10.5% lower than in the same period last year. The positive effects of 2.3% average retail customer growth were partially offset by total heating and cooling degree days that were 2% below normal but were 4% above actual 2006 degree days. Lower off-system energy sales were driven by the mild winter weather and lower contract sales in the first quarter of the year.

- Page 3 of 12 -

Excluding all FPSC-approved cost recovery clause-related expenses, operations and maintenance expense increased by $3.4 million after tax, primarily due to higher employee-related costs, additional spending on the distribution system to comply with the FPSC-mandated storm hardening requirements and planned outage requirements on generating units. Net income also included $2.8 million of AFUDC – Equity related to the construction of the peaking generation units that entered service in April 2007, and the installation of NOx pollution control equipment, compared to $0.6 million included in the 2006 period.

Results for 2007 also reflect a $0.4 million after-tax benefit for the wholesale component of the sale of SO2 emissions credits sold in the second quarter, compared to a $1.4 million after-tax benefit in 2006. In the second quarter of 2007, Tampa Electric sold approximately $17 million of excess SO2 emissions credits. While these sales primarily benefited retail customers through a reduced Environmental Cost Recovery Clause (ECRC) recovery charge, Tampa Electric recognized the benefit from the wholesale component of the sale of these credits in net income.

On Jul. 20, 2007 Tampa Electric filed a petition with the FPSC to demonstrate the need to build the 632-megawatt Polk Unit 6, a coal- and petroleum coke-fuel Integrated Gasification Combined Cycle (IGCC) facility on the site of its existing Polk Power Station. The estimated cost to build the IGCC unit was updated to $2 billion, excluding all AFUDC, from a previously estimated cost in excess of $1.5 billion. To partially offset the higher costs associated with the IGCC unit, Tampa Electric plans to reduce other capital spending $200 million in the 2008 through 2013 period.

Peoples Gas

Peoples Gas reported net income of $5.4 million for the second quarter, compared to $5.9 million in the same period in 2006. Quarterly results reflect lower off-system sales and volumes transported for industrial customers, which more than offset average customer growth of 2.1%, higher sales to retail customers and higher gas transportation volumes for power generation customers. Results also reflect higher non-fuel operations and maintenance costs and higher depreciation expense due to a routine depreciation study approved by the FPSC in January. Lower 2007 volumes for industrial customers, primarily asphalt and concrete producers, reflect the slowdown in the Florida housing market.

Year-to-date net income was $16.4 million, compared to $18.5 million in the 2006 period. Year-to-date results reflect 2.1% average customer growth, but were below 2006 net income due to the same factors as the second quarter. Also, sales to weather-sensitive residential customers were lower in the first quarter due to one of the warmest months of January on record, which limited the number of heating degree-days.

TECO Coal

TECO Coal achieved second quarter net income of $20.8 million, compared to $13.4 million in the same period in 2006. TECO Coal’s Non-GAAP Results Excluding Synthetic Fuel, which exclude the $11.0 million benefit related to synthetic fuel production in 2007 and the $0.7 million net cost from synthetic fuel in 2006, were $9.8 million in 2007, compared to $14.1 million in the 2006 period. (See the Results Reconciliation table.)

Second quarter total sales were 2.2 million tons, including 1.5 million tons of synthetic fuel, compared to 2.4 million tons, including 1.5 million tons of synthetic fuel, in the second quarter of 2006. Compared to the second quarter in 2006, results reflect a

- Page 4 of 12 -

3% lower average net selling price per ton across all products, which excludes transportation allowances, reflecting a sales mix in the quarter more heavily weighted to lower priced steam coal. Sales volumes were lower than in 2006, due to planned reductions in response to weaker market conditions and continued high inventories at customers’ facilities. In 2007, the cash cost of production per ton was essentially unchanged from the second quarter of 2006 but more than 3% below the average cost of production experienced in the full year 2006, as a result of equipment relocations and other actions taken in 2006 to stabilize production costs.

The $11.0 million of benefits from the production of synthetic fuel in the second quarter reflect a $7.9 million or a $0.04 per share reduction in earnings benefits due to an estimated 19% phase-out of synthetic fuel tax credits. This phase-out reflects an estimated 2007 annual average oil price of $66/Bbl on a NYMEX basis, reflecting actual and oil futures prices at the end of the quarter. This compares to a 63% phase-out and a $23.9 million or a $0.11 per share reduction in the 2006 period. The results for synthetic fuel production this quarter also reflect a $4.3 million after-tax expense from adjusting to market the valuation of the oil-price hedges placed to protect the 2007 synthetic fuel benefits against high oil prices. In 2006, second quarter results included a $3.2 million after-tax benefit from mark-to-market adjustments.

TECO Coal has in place oil price hedge instruments that protect against the risk of high oil prices reducing the value of the tax credits related to the production of synthetic fuel in 2007. The hedges protect the full gross cash benefits expected from the third-party investors for the production of synthetic fuel over the full expected average annual oil price phase-out range. Because the oil price hedges in place should provide approximately a dollar-for-dollar recovery of lost synthetic fuel revenues in the event of a phase-out, TECO Coal expects full-year benefits from the production of synthetic fuel to be approximately $100 million of net cash and $65 million of net income, regardless of oil price levels. However, oil price volatility and mark-to-market accounting may introduce significant variation into quarterly results from synthetic fuel production. Actual and forecasted net income from synthetic fuel production reflects the expected 35% tax rate applied to synthetic fuel-related earnings, rather than TECO Coal’s lower overall effective tax rate, which includes depletion.

The phase-out range for the synthetic fuel tax credits will be based on oil prices represented by the annual average of Producer First Purchase Prices reported by the U.S. Department of Energy. Based on the historical relationship of these prices to NYMEX prices, TECO Coal estimates the initial phase-out level for 2007 to begin at $63/Bbl on a NYMEX basis, and that the tax credits would be fully phased out at $79/Bbl on a NYMEX basis. Final calculations of any reductions in benefits will not be made until after the end of the year when final oil prices are known. Changes in oil prices may cause quarterly adjustments to results either positive or negative, depending on oil futures prices at the end of each quarter.

TECO Coal recorded year-to-date net income of $63.2 million in 2007, compared to $38.1 million in the 2006 period. TECO Coal’s 2007 year-to-date Non-GAAP Results Excluding Synthetic Fuel, which exclude the $41.7 million benefit associated with the production of synthetic fuel, were $21.5 million, compared to $28.8 million, which excluded $9.3 million of synthetic fuel benefits, for the 2006 period. (See the Results Reconciliation table.)

- Page 5 of 12 -

Year-to-date 2007 total sales were 4.3 million tons, including 2.8 million tons of synthetic fuel, compared to 4.9 million tons, including 3.0 million tons of synthetic fuel, in the 2006 period. Results in 2007 reflect an average net per-ton selling price across all products, which excludes transportation allowances, that was essentially unchanged from 2006. In 2007, the cash cost of production for the year-to-date period was essentially unchanged from 2006 but 3% below the full-year 2006 cash cost of production. Results also reflect a $1.6 million after-tax benefit in the first quarter of 2007 from the true-up of the 2006 synthetic fuel tax credit rate.

The year-to-date $41.7 million of benefits from the production of synthetic fuel reflect a $12.2 million after tax, or a $0.06 per share, reduction in earnings benefits due to the estimated 19% phase-out. This compares to the 63% phase-out and a $34.8 million or a $0.17 per share reduction in the 2006 year-to-date period. The year-to-date results for synthetic fuel production also reflect an $8.0 million after-tax benefit from adjusting to market the valuation of the oil price hedges placed to protect the 2007 synthetic fuel benefits against high oil prices. In 2006, year-to-date results included a $4.6 million after-tax benefit from mark-to-market adjustments.

TECO Transport

TECO Transport recorded second quarter 2007 net income of $9.6 million, compared to $6.5 million in the same period in 2006. TECO Transport’s second quarter 2007 non-GAAP results were $6.0 million, compared to 2006 non-GAAP results of $5.8 million. Because of the assets held for sale classification of TECO Transport, the recording of depreciation was discontinued as of Apr. 1, 2007. TECO Transport’s second quarter non-GAAP results include $3.6 million of after-tax depreciation that was excluded from reported net income. Second quarter non-GAAP results in 2006 excluded $1.5 million after-tax insurance recovery and $0.8 million of after-tax direct costs associated with Hurricane Katrina damage. (See the Results Reconciliation table.)

Second quarter results in 2007 reflect continued strength in river barge utilization and increased third-party volumes at TECO Bulk Terminal, partially offset by lower Tampa Electric and phosphate product movements. Results also reflect higher employee-related costs and the negative impact of the timing and duration of a planned shipyard period for a tonnage tax qualified vessel. The tonnage tax provision reduces taxes on income earned by U.S. flag vessels engaged in full-time international trade, thus achieving the same tax treatment that international flag vessels receive, which keeps U.S. flag vessels competitive with non-U.S. flag vessels.

Year-to-date net income was $16.0 million in 2007, compared to $11.6 million in the 2006 period. Year-to-date non-GAAP results were $12.4 million in 2007, including the depreciation expense described above, compared to $13.6 million in 2006, excluding $2.0 million of after-tax direct costs associated with damage from Hurricane Katrina, net of insurance recovery. (See the Results Reconciliation table.) These results reflect primarily the same factors as the second quarter, as well as higher repair costs related to first-quarter shipyard periods for oceangoing vessels. Results in 2007 also include a $0.8 million after-tax benefit related to the sale of scrap river barges and equipment no longer used at TECO Barge Line.

- Page 6 of 12 -

TECO Guatemala

TECO Guatemala reported second quarter net income of $12.8 million in 2007, compared to $8.7 million in the 2006 period. Year-to-date 2007 net income was $23.1 million, compared to $17.3 million in the 2006 period. The 2007 second quarter and year-to-date results reflect higher wheeling revenues, customer growth and higher energy sales, cost control and lower operating expenses at EEGSA and affiliated companies. The earnings from the unregulated EEGSA-affiliated companies (DECA II), which provide, among other things, electricity transmission services, telecommunication carrier service, wholesale power sales to unregulated electric customers and engineering services, increased in both periods from fundamental growth in the businesses. The San José Power Station had 7% and 4% higher contract energy sales in both the quarter and year-to-date periods, respectively; and spot energy sales increased 11% and 13% in the quarter and year-to-date periods, respectively. The Alborada Power Station benefited from lower property insurance expense and higher capacity payments as scheduled under its contract. Interest expense decreased in both periods due to lower interest rates and lower project-debt balances and interest income increased on higher cash balances. Results for EEGSA and affiliated companies also include a $1.9 million after-tax benefit related to an adjustment to previously estimated year-end equity balances.

Parent / Other

The cost for “Parent/other” in the second quarter was $23.9 million after tax, compared to a cost of $10.5 million after tax in the same period in 2006. The non-GAAP cost for “Parent/other” in the second quarter was $15.6 million after tax, compared to a cost of $18.6 million after tax in the 2006 period. Non-GAAP costs in 2007 exclude the $8.3 million of after-tax charges related to the proposed sale of TECO Transport. Non-GAAP costs in 2006 exclude an $8.1 million after-tax gain on the sale of the remaining assets of the unfinished McAdams Power Station, which had been previously impaired. (See the Results Reconciliation table.) Total parent interest expense declined by $4.2 million after tax in the second quarter of 2007 reflecting parent debt retirement.

The year-to-date “Parent/other” cost was $43.0 million after tax in 2007, compared to $28.7 million after tax in the 2006 period. The non-GAAP year-to-date cost was $32.9 million after tax in 2007, compared to $36.8 million after tax in the 2006 period. The year-to-date non-GAAP cost was driven by the same factors as the quarter and the $1.8 million of after-tax charges related to the proposed sale of TECO Transport recorded in the first quarter. Year-to-date 2007 total parent interest expense declined by $5.9 million after tax.

Discontinued Operations

Second quarter and year-to-date net income from discontinued operations was $14.3 million in 2007, compared to $1.4 million in the same period of 2006. Results from discontinued operations in 2007 reflect a favorable conclusion reached with taxing authorities related to the 2005 disposition of the Union and Gila River merchant power plants. Results from discontinued operations in 2006 primarily reflect recoveries of amounts previously written-off from the smaller unregulated energy-related businesses that were sold in prior years.

- Page 7 of 12 -

Cash and Liquidity

The table below sets forth the Jun. 30, 2007 consolidated liquidity and cash balances, the cash balances at the operating companies and TECO Energy parent, and amounts available under the TECO Energy and Tampa Electric credit facilities.

Balances as of Jun. 30, 2007

(millions)	Consolidated	Tampa Electric	Unregulated Companies	Parent
Credit facilities	$675.0	$475.0	$—	$200.0
Drawn amounts/LCs	9.5	—	—	9.5

Available credit facilities	665.5	475.0	—	190.5
Cash and short-term investments	238.3	102.7	31.7	103.9

Total liquidity	$903.8	$577.7	$31.7	$294.4

Consolidated restricted cash (not included above)	$37.4		$30.2	$7.2

Consolidated restricted cash of $37.4 million includes $30.0 million held in escrow until the end of 2007 related to the sale of an interest in TECO Coal’s synthetic coal production facilities. Consolidated cash and short-term investments includes $13.3 million of cash at the unregulated operating companies for normal operations and $18.4 million of consolidated short-term investments at TECO Guatemala held offshore due to the tax deferral strategy associated with EEGSA. In addition to consolidated cash, as of Jun. 30, 2007, unconsolidated affiliates owned by TECO Guatemala, CGESJ (San José) and TCAE (Alborada), had unrestricted cash balances of $14.5 million and restricted cash of $8.2 million, which are not included in the table above.

2007 Earnings Outlook

TECO Energy indicated in February an outlook for 2007 results from continuing operations within a range of $0.97 and $1.07 per share, excluding charges, gains and benefits from the production of synthetic fuel, but including results from TECO Transport for the full year. In 2007, reported GAAP net income will include the benefits of synthetic fuel production. For comparability to 2006 and potential 2008 results, TECO Energy will continue to also provide Non-GAAP Results Excluding Synthetic Fuel, and provided its 2007 results guidance on this basis.

The February guidance was provided in the form of a range to allow for varying outcomes with respect to important variables, such as weather and customer usage at the Florida utilities, pricing and demand for production at TECO Coal above contract amounts, and prices and demand for waterborne transportation services. Year-to-date Tampa Electric has experienced total degree days 4% below normal and lower residential per-customer usage due to mild weather and changes in residential customers’ usage patterns. At Peoples Gas, mild winter weather reduced year-to-date sales, and customer growth has slowed due to the housing market slowdown. At TECO Coal, commodity coal prices remain weaker than 2006, and inventories remain high at customer’s facilities. Excluding any offsetting factors, the items discussed above are expected to limit the probability of TECO Energy earning at the upper end of the guidance range provided in February.

- Page 8 of 12 -

Consistent with the guidance provided in February, for the remainder of 2007 Tampa Electric expects customer and weather-normalized energy sales growth, higher AFUDC, and ECRC-related earnings on its first NOx control project that entered service in May. Peoples Gas expects customer growth and therm sales growth to be more than offset by the effects of higher operation and maintenance expense and higher depreciation expense. TECO Coal expects total sales volumes below 2006 due to soft market conditions and average per-ton margins similar to 2006 levels; however, TECO Coal now expects total sales to be at the lower end of the previously provided range of 9.0 to 9.5 million tons in 2007. TECO Transport expects higher rates and improved operating efficiencies. TECO Guatemala previously indicated earnings for 2007 would be consistent with 2006 levels; however, 2007 earnings are now expected to be above 2006 levels given the strong year-to-date performance. Costs at the TECO Energy parent level are expected to decline due to debt retirement actions partially offset by lower investment income due to lower cash balances.

Effective Mar. 31, 2007 the assets and liabilities associated with TECO Transport were reclassified for balance sheet purposes as assets and liabilities held for sale. In accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (FAS 144), effective April 1, depreciation was no longer recorded for the TECO Transport assets. Also in accordance with the provisions of FAS 144, as a result of its significant continuing involvement with Tampa Electric related to the waterborne transportation of solid fuel, the results of TECO Transport will continue to be reflected in continuing operations.

Non-GAAP Presentation

The “Results Reconciliation” table below presents non-GAAP financial results after elimination of the effects of certain identified gains, charges and earnings from the production of synthetic fuel in the 2007 and 2006 quarterly and 12-months ended periods. The company provides both measures to allow comparison of results both with and without synthetic fuel. This provides investors additional information to assess the company’s results and future earnings potential without the production of synthetic fuel.

Management believes it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s businesses and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the Board of Directors use non-GAAP measures as a yardstick for measuring the company’s performance, in making decisions that are dependent upon the profitability of the company’s various operating units, and in determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non- GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

- Page 9 of 12 -

Results Reconciliation	3 months ended June 30		6 months ended June 30		12 months ended June 30
(in millions)	2007	2006	2007	2006	2007	2006
GAAP net income	$73.7	$62.5	$146.5	$117.7	$275.2	$264.2

Exclude discontinued operations	14.3	1.4	14.3	1.4	14.8	0.9

GAAP net income from continuing operations	$59.4	$61.1	$132.2	$116.3	$260.4	$263.3

Add TECO Transport transaction costs recorded at TECO Energy parent	8.3	—	10.1	—	10.1	—
Add TECO Transport depreciation	(3.6)	—	(3.6)	—	(3.6)	—
Add TECO Transport hurricane costs	—	0.8	—	3.5	1.0	16.1
Add TECO Transport hurricane insurance recovery	—	(1.5)	—	(1.5)	—	(15.2)
Add parent debt extinguishment(1)	—	—	—	—	—	1.7
Add McAdams gain on sale – net	—	(8.1)	—	(8.1)	—	(10.0)
Add steam turbine gain on sales	—	—	—	—	(5.7)	—

Total charges and gains	4.7	(8.8)	6.5	(6.1)	1.8	(7.4)

Non-GAAP results from continuing operations (2)	$64.1	$52.3	$138.7	$110.2	$262.2	$255.9

Synthetic fuel cost / (benefit)	(11.0)	0.7	(41.7)	(9.3)	(64.5)	(49.7)

Non-GAAP results excluding synthetic fuel	$53.1	$53.0	$97.0	$100.9	$197.7	$206.2

(1)	Includes the fourth quarter 2005 write-off of unamortized debt issuance costs associated with the December 2005 redemption of $100 million of 8.5% trust preferred securities.
(2)	A non-GAAP financial measure is a numerical measure that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a Webcast with the investment community on its second quarter results at 1:00 PM Eastern time, Thursday, Aug. 2, 2007. The Webcast will be accessible through the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Web site, beginning approximately two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production, and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s

- Page 10 of 12 -

current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; uncertainty related to any sale of TECO Transport; additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations and changes in customer energy usage patterns affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions or hurricanes, which are common during the summer months; commodity price and operating cost changes affecting the production levels and margins at TECO Coal and margins at TECO Transport, fuel cost recoveries and cash at Tampa Electric or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; changes in the oil price relationship between the Department of Energy’s Producer First Purchase Price and oil futures prices as reported on NYMEX, which affects the synthetic fuel tax credit phase-out range; the actual change in inflation in 2007, which affects the final value of the synthetic fuel related tax credits; TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for the federal income tax credits; and TECO Coal’s exposure to any changes in law, regulation or administration that would retroactively impact the federal income tax credits from the production of synthetic fuel or the related benefits that have been recognized to date. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2006.

- Page 11 of 12 -

Summary Information as of June 30, 2007

	3 months ended		6 months ended		12 months ended
(millions except per share amounts)	2007	2006	2007	2006	2007	2006
Revenues	$866.5	$862.6	$1,687.8	$1,699.0	$3,437.0	$3,305.4

Net income from continuing operations	$59.4	$61.1	$132.2	$116.3	$260.4	$263.3
Net income from discontinued operations	14.3	1.4	14.3	1.4	14.8	0.9

Net income	$73.7	$62.5	$146.5	$117.7	$275.2	$264.2

Earnings (loss) per share from continuing operations – basic	$0.28	$0.29	$0.63	$0.56	$1.25	$1.27
Earnings (loss) per share from discontinued operations – basic	0.07	0.01	0.07	0.01	0.07	—

Earnings (loss) per share – basic	$0.35	$0.30	$0.70	$0.57	$1.32	$1.27

Earnings (loss) per share – diluted	$0.35	$0.30	$0.70	$0.56	$1.32	$1.27
Average common shares outstanding – basic	208.9	207.7	208.8	207.6	208.5	207.4
Average common shares outstanding – diluted	210.0	208.6	209.7	208.6	209.2	208.5

Contact:	News Media: Laura Duda – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

JUNE 2007

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
(millions except share data)	2007	2006	2007	2006	2007	2006
Revenues
Regulated electric and gas	$687.5	$670.0	$1,328.1	$1,312.5	$2,676.0	$2,546.5
Unregulated	179.0	192.6	359.7	386.5	761.0	758.9

Total revenues	866.5	862.6	1,687.8	1,699.0	3,437.0	3,305.4

Expenses
Regulated operations
Fuel	207.3	200.5	396.4	383.3	816.4	602.0
Purchased power	69.5	55.8	123.1	90.3	254.0	274.3
Cost of natural gas sold	92.5	88.1	200.2	210.9	354.6	411.2
Other	68.4	71.3	126.0	142.9	277.2	286.7
Operation other expense
Mining related costs	100.0	111.4	194.5	220.0	424.8	436.2
Waterborne transportation costs	54.3	51.1	109.0	105.2	221.7	202.9
Other	4.1	2.9	7.6	6.6	16.6	30.6
Maintenance	47.4	49.9	96.4	94.9	184.9	187.2
Depreciation	66.8	70.6	138.4	140.9	279.6	283.1
Transaction related costs	13.5	0.0	16.3	0.0	16.3	0.0
Sale of previously impaired assets / Asset impairments	0.0	(10.7)	0.0	(10.7)	(10.0)	(7.5)
Taxes, other than income	55.0	53.4	113.8	110.2	221.1	210.0

Total expenses	778.8	744.3	1,521.7	1,494.5	3,057.2	2,916.7

Income from operations	87.7	118.3	166.1	204.5	379.8	388.7

Other income (expense)
Allowance for other funds used during construction	1.1	0.4	2.8	0.6	4.9	0.6
Other income	22.6	6.9	74.5	30.9	138.3	130.9
Gain (loss) on debt extinguishment	0.0	0.0	0.0	0.0	(2.5)	(2.7)
Income from equity investment	18.7	13.8	34.9	28.4	65.3	60.0

Total other income	42.4	21.1	112.2	59.9	206.0	188.8

Interest charges
Interest expense	66.1	70.1	133.9	139.2	274.0	276.1
Allowance for borrowed funds used during construction	(0.4)	(0.1)	(1.1)	(0.2)	(1.9)	(0.2)

Total interest charges	65.7	70.0	132.8	139.0	272.1	275.9

Income before provision for income taxes	64.4	69.4	145.5	125.4	313.7	301.6
Provision (benefit) for income taxes	25.3	27.3	57.1	50.0	125.8	120.1

Income from Continuing Operations before minority interests	39.1	42.1	88.4	75.4	187.9	181.5
Minority Interests	20.3	19.0	43.8	40.9	72.5	81.8

Income (loss) from Continuing Operations	59.4	61.1	132.2	116.3	260.4	263.3
Discontinued operations
Income (loss) from discontinued operations	0.0	2.3	0.0	2.3	0.0	0.3
Income tax provision (benefit)	(14.3)	0.9	(14.3)	0.9	(14.8)	(0.6)

Total discontinued operations	14.3	1.4	14.3	1.4	14.8	0.9

Net income (loss)	$73.7	$62.5	$146.5	$117.7	$275.2	$264.2

Average common shares outstanding (millions)	208.9	207.7	208.8	207.6	208.5	207.4

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	0.28	0.29	0.63	0.56	1.25	1.27
Earnings per share from continuing operations — diluted	0.28	0.29	0.63	0.55	1.25	1.27

Earnings per share — basic	0.35	0.30	0.70	0.57	1.32	1.27
Earnings per share — diluted	0.35	0.30	0.70	0.56	1.32	1.27

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(millions)	Jun-30-2007	Dec-31-2006
Assets
Current assets
Cash and cash equivalents	$219.9	$441.6
Restricted cash	37.4	37.3
Short-term investments	18.4	0.0
Receivables	297.2	338.3
Inventories at average cost
Fuel	149.9	85.0
Materials and supplies	62.6	74.6
Current derivative asset	54.2	7.1
Income tax receivables	5.5	18.8
Prepayments and other current assets	26.6	27.3
Regulatory assets—current	170.4	255.7
Assets held for sale	42.4	0.0

Total current assets	1,084.5	1,285.7

Property, plant and equipment
Utility plant in service
Electric	5,211.5	5,030.4
Gas	894.0	877.7
Construction work in process	298.9	334.1
Other property	335.6	841.9

Property plant and equipment at original cost	6,740.0	7,084.1
Accumulated depreciation	(1,984.2)	(2,317.2)

Total property, plant and equipment (net)	4,755.8	4,766.9

Other assets
Deferred income taxes	574.0	630.2
Other investments	8.0	8.0
Regulatory assets	237.4	231.3
Investment in unconsolidated affiliates	286.3	292.9
Goodwill	59.4	59.4
Long-term derivative asset	1.6	0.1
Deferred charges and other assets	89.1	87.3
Assets held for sale	162.6	0.0

Total other assets	1,418.4	1,309.2

Total assets	$7,258.7	$7,361.8

Liabilities and capital
Current liabilities
Long-term debt due within one year
Recourse	$156.1	$566.7
Non-recourse	1.4	1.3
Junior subordinated debt	0.0	71.4
Notes payable	0.0	48.0
Accounts payable	259.9	326.5
Other current liabilities	14.2	14.2
Customer deposits	134.4	129.5
Current derivative liability	24.9	70.3
Interest accrued	49.1	50.5
Taxes accrued	56.0	25.3
Regulatory liabilities—current	33.8	46.7
Liabilities associated with assets held for sale	147.9	0.0

Total current liabilities	877.7	1,350.4

Other liabilities
Investment tax credit	13.4	14.7
Regulatory liabilities	578.4	555.3
Long-term derivative liability	0.2	3.7
Deferred credits and other liabilities	474.0	496.1
Liabilities associated with assets held for sale	38.4	0.0
Long-term debt, less amount due within one year
Recourse	3,451.0	3,202.2
Non-recourse	9.1	10.4

Total other liabilities	4,564.5	4,282.4

Total Liabilities	5,442.2	5,632.8
Capital
Common equity	210.6	209.5
Paid in capital	1,480.4	1,466.3
Retained earnings	149.6	83.7
Accumulated other comprehensive income	(24.1)	(30.5)

Total capital	1,816.5	1,729.0

Total liabilities and capital	$7,258.7	$7,361.8

Book Value Per Share	$8.63	$8.25

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
(millions)	2007	2006	2007	2006	2007	2006
Cash flows from operating activities
Net income (loss)	$73.7	$62.5	$146.5	$117.7	$275.2	$264.2

Adjustments to reconcile net income to net cash:
Depreciation	66.8	70.6	138.4	140.9	279.6	283.1
Deferred income taxes	8.3	26.4	37.6	48.1	101.8	108.9
Investment tax credit, net	(0.7)	(0.6)	(1.3)	(1.3)	(2.6)	(2.6)
Allowance for funds used during construction	(1.1)	(0.4)	(2.8)	(0.6)	(4.9)	(0.6)
Non-cash stock compensation	4.9	4.3	7.4	7.0	11.9	8.7
Gain on asset sales, pretax	(20.2)	(10.4)	(44.5)	(26.7)	(84.8)	(107.2)
Noncash debt extinguishment, pretax	0.0	0.0	0.0	0.0	2.5	2.7
Equity in earnings of unconsolidated affiliates	(18.7)	(13.5)	(13.9)	(3.6)	(13.7)	(28.4)
Minority interest	(20.3)	(19.0)	(43.8)	(40.9)	(72.5)	(81.8)
Derivatives	6.5	(5.7)	(12.3)	(9.5)	0.1	(12.6)
Deferred recovery clause	13.9	(11.1)	26.7	67.6	12.5	(67.1)
Asset impairment, pretax	0.0	0.0	0.0	0.0	0.0	3.2
Receivables, less allowance for uncollectibles	(8.6)	(10.5)	7.1	(13.4)	(5.5)	(29.7)
Inventories	(24.5)	(14.9)	(66.7)	(10.3)	(62.2)	(20.1)
Prepayments and other current assets	(4.2)	(8.6)	(2.4)	10.5	(1.5)	(1.6)
Taxes accrued	16.3	6.6	45.7	23.1	5.5	(3.7)
Interest accrued	(35.0)	(27.1)	0.8	4.7	(3.5)	1.4
Accounts payable	15.0	42.2	(21.4)	(50.3)	11.1	52.5
Other	2.7	(1.1)	32.6	15.0	73.6	29.3

	74.8	89.7	233.7	278.0	522.6	398.6

Cash flows from investing activities
Capital expenditures	(137.6)	(101.0)	(272.1)	(179.2)	(548.6)	(332.1)
Allowance for funds used during construction	1.1	0.4	2.8	0.6	4.9	0.6
Net proceeds from sale of assets	37.6	10.1	45.5	28.0	117.9	183.1
Restricted cash	(0.1)	(0.1)	(0.1)	0.3	(0.1)	19.9
Investment in unconsolidated affiliates	0.0	0.0	14.0	0.0	21.3	2.7
Other investments	(2.3)	0.0	(46.1)	1.1	(53.9)	(1.1)

	(101.3)	(90.6)	(256.0)	(149.2)	(458.5)	(126.9)

Cash flows from financing activities
Dividends	(41.0)	(39.7)	(80.8)	(79.3)	(160.3)	(158.3)
Common stock	4.8	2.2	8.4	3.8	17.3	9.2
Proceeds from long-term debt	321.0	244.2	321.0	327.6	320.8	340.6
Repayment of long-term debt	(375.0)	0.0	(447.8)	(87.2)	(559.9)	(192.7)
Minority interest	26.0	18.1	47.8	43.0	70.5	78.7
Net increase (decrease) in short-term debt	(51.0)	(150.0)	(48.0)	(215.0)	0.0	(70.0)

	(115.2)	74.8	(199.4)	(7.1)	(311.6)	7.5

Net increase in cash and cash equivalents	(141.7)	73.9	(221.7)	121.7	(247.5)	279.2
Cash and cash equivalents at beginning of period	361.6	393.5	441.6	345.7	467.4	188.2

Cash and cash equivalents at end of period	$219.9	$467.4	$219.9	$467.4	$219.9	$467.4

TECO ENERGY, Inc.

SEGMENT INFORMATION (Unaudited)

(millions)		Tampa Electric	Peoples Gas (7)	TECO Coal	TECO Transport	TECO Guatemala	TWG Merchant (4)		Other & Eliminations		TECO Energy
Three months ended Jun. 30,
2007	Revenues - outsiders	$544.3	$143.2	$127.1	$49.6	$2.1	$—		$0.2		$866.5
	Sales to affiliates	0.4	—	—	28.3	—	—		(28.7)		—

	Total revenues	544.7	143.2	127.1	77.9	2.1	—		(28.5)		866.5
	Equity Earnings in Unconsolidated Affiliates	—	—	—	—	18.7	—		—		18.7
	Depreciation	47.3	10.0	9.1	— (6)	0.2	—		0.2		66.8
	Total interest charges (1)	28.5	4.3	3.3	1.2	3.7	—		24.7		65.7
	Allocated interest expense (1)	—	—	3.1	(0.2)	3.6	—		(6.5)		—
	Provision (Benefit) for income taxes	19.4	3.4	7.7	4.7	2.1	—		(12.0)		25.3
	Net income (loss) from continuing operations	$34.7	$5.4	$20.8	$9.6	$12.8	$—		$(23.9	) (2)	$59.4

2006	Revenues - outsiders	$532.5	$137.4	$144.7	$46.1	$1.7	$—		$0.2		$862.6
	Sales to affiliates	0.6	—	—	31.1	—	—		(31.7)		—

	Total revenues	533.1	137.4	144.7	77.2	1.7	—		(31.5)		862.6
	Equity Earnings in Unconsolidated Affiliates	—	—	—	0.1	13.7	—		—		13.8
	Depreciation	46.7	9.1	9.0	5.5	0.2	—		0.1		70.6
	Total interest charges (1)	26.9	3.9	2.4	1.4	3.7	—		31.7		70.0
	Allocated interest expense (1)	—	—	2.4	(0.3)	3.6	—		(5.7)		—
	Provision (Benefit) for income taxes	22.0	3.7	3.3	3.8	1.3	—		(6.8)		27.3
	Net income (loss) from continuing operations	$37.1	$5.9	$13.4	$6.5 (5)	$8.7	$—		$(10.5	) (3)	$61.1

Six months ended Jun. 30,
2007	Revenues - outsiders	$1,015.7	$312.4	$254.6	$100.9	$4.0	$—		$0.2		$1,687.8
	Sales to affiliates	0.9	—	—	52.3	—	—		(53.2)		—

	Total revenues	1,016.6	312.4	254.6	153.2	4.0	—		(53.0)		1,687.8
	Equity Earnings in Unconsolidated Affiliates	—	—	—	0.1	34.8	—		—		34.9
	Depreciation	93.7	19.8	18.6	5.6 (6)	0.4	—		0.3		138.4
	Total interest charges (1)	55.3	8.4	6.1	2.6	7.5	—		52.9		132.8
	Allocated interest expense (1)	—	—	5.7	(0.4)	7.3	—		(12.6)		—
	Provision (Benefit) for income taxes	30.4	10.3	27.7	6.2	3.4	—		(20.9)		57.1
	Net income (loss) from continuing operations	$56.5	$16.4	$63.2	$16.0	$23.1	$—		$(43.0	) (2)	$132.2

2006	Revenues - outsiders	$988.8	$323.7	$284.8	$97.8	$3.8	$—		$0.1		$1,699.0
	Sales to affiliates	1.2	—	—	54.7	—	—		(55.9)		—

	Total revenues	990.0	323.7	284.8	152.5	3.8	—		(55.8)		1,699.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	0.2	28.2	—		—		28.4
	Depreciation	93.1	18.2	18.2	11.0	0.4	—		—		140.9
	Total interest charges (1)	53.3	7.8	5.0	2.6	7.4	—		62.9		139.0
	Allocated interest expense (1)	—	—	4.8	(0.5)	7.2	—		(11.5)		—
	Provision (Benefit) for income taxes	34.9	11.6	13.0	4.7	2.4	—		(16.6)		50.0
	Net income (loss) from continuing operations	59.5	18.5	38.1	11.6	17.3	—		(28.7)		$116.3

Twelve months ended Jun. 30,
2007	Revenues - outsiders	$2,109.7	$566.3	$544.7	$208.2	$7.8	$—		$0.3		$3,437.0
	Sales to affiliates	1.9	—	—	101.1	—	—		(103.0)		—

	Total revenues	2,111.6	566.3	544.7	309.3	7.8	—		(102.7)		3,437.0
	Equity Earnings in Unconsolidated Affiliates	—	—	—	(0.3)	65.2	—		0.4		65.3
	Depreciation	187.0	38.1	36.8	16.7 (6)	0.6	—		0.4		279.6
	Total interest charges (1)	109.4	16.3	11.8	4.6	15.1	—		114.9		272.1
	Allocated interest expense (1)	—	—	10.8	(1.3)	14.7	—		(24.2)		—
	Provision (Benefit) for income taxes	75.8	17.5	50.3	12.4	6.0	—		(36.2)		125.8
	Net income (loss) from continuing operations	$132.8	$27.6	$103.9	$27.1 (5)	$43.8	$—		$(74.8	) (3)	$260.4

2006	Revenues - outsiders	$1,929.0	$617.4	$551.9	$196.2	$7.5	$—		$3.4		$3,305.4
	Sales to affiliates	2.3	—	—	96.6		—		(98.9)		—

	Total revenues	1,931.3	617.4	551.9	292.8	7.5	—		(95.5)		3,305.4
	Equity Earnings in Unconsolidated Affiliates	—	—	—	(0.1)	57.3	—		2.8		60.0
	Depreciation	187.0	35.9	37.1	21.5	0.8	0.4		0.4		283.1
	Total interest charges (1)	103.5	15.4	11.9	5.0	16.2	0.2		123.7		275.9
	Allocated interest expense (1)	—	—	11.0	(0.9)	14.4	—		(24.5)		—
	Provision (Benefit) for income taxes	89.0	18.2	43.6	8.7	(0.4)	(2.9)		(36.1)		120.1
	Net income (loss) from continuing operstations	$145.8	$29.2	$97.5	$22.5 (5)	$38.3	$(0.3	) (4)	$(69.7	) (2)(3)	$263.3

(1)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in “Total interest charges”.
(2)	Results for the six months ended Jun. 30, 2007 include $10.1 million in after-tax transaction costs related to the potential sale of TECO Transport; $1.8 in the first quarter and $8.3 in the second quarter of 2007.
(3)	Results for the 12 months ended Jun. 30, 2007 include a $5.7 million gain on the sales of two steam turbines originally reported in TECO Guatemala; $2.6 million and $3.1 million in the third and fourth quarters of 2006, respectively. Results for the 12 months ended Jun. 30, 2006 include $1.7 million of after-tax debt extinguishment charges at TECO Energy Parent and an $8.1 million gain on the sale of the McAdams Power Station taking place in the 2nd quarter of 2006.
(4)	TWG Merchant’s results for the 12 months ended Jun. 30, 2006 included a net $1.9 million benefit in the third quarter of 2005 related to the Dell and McAdams power stations. Note that as of Jan. 1, 2006, remaining results for TWG Merchant are included in “Other & Eliminations”.
(5)	TECO Transport’s results include net storm costs of $0.9 million for the 12 months ended Jun. 30, 2007 and $1.0 million for the 12 months ended Jun. 30, 2006.
(6)	Beginning Apr. 1, 2007, no depreciation expense is recognized for TECO Transport as a result of the assets being classified as “held for sale”. Depreciation expense for the three months ended Jun. 30, 2007 would have been $3.6 million, after tax.
(7)	As of Jan. 1, 2006 results for Peoples Gas include the remaining operating TECO Solutions companies.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended June 30,	2007	2006	Percent Change	2007	2006	Percent Change
Residential	$238,401	$234,859	1.5	2,068,268	2,138,136	(3.3)
Commercial	160,256	151,746	5.6	1,598,169	1,601,984	(0.2)
Industrial — Phosphate	17,389	15,582	11.6	249,113	236,938	5.1
Industrial — Other	30,113	29,167	3.2	334,919	349,376	(4.1)
Other sales of electricity	43,443	40,384	7.6	425,180	415,691	2.3

	489,602	471,738	3.8	4,675,649	4,742,125	(1.4)
Deferred and other revenues	10,926	32,906	(66.8)	—	—	—
Sales for resale	17,571	17,834	(1.5)	223,118	209,163	6.7
Other operating revenue	9,032	9,208	(1.9)	—	—	—
SO2 Allowance Sales	17,636	1,405	—	—	—	—

	$544,767	$533,091	2.2	4,898,767	4,951,288	(1.1)

Average customers	666,011	651,755	2.2	—	—	—

Retail Output to Line				5,168,563	5,275,702	(2.0)

	Operating Revenues*			Sales — Kilowatt-hours*
Six Months Ended June 30,	2007	2006	Percent Change	2007	2006	Percent Change
Residential	$454,664	$439,471	3.5	3,930,887	3,982,239	(1.3)
Commercial	306,863	285,119	7.6	3,057,005	2,995,604	2.0
Industrial — Phosphate	36,162	28,940	25.0	520,476	437,615	18.9
Industrial — Other	58,773	55,430	6.0	654,609	662,051	(1.1)
Other sales of electricity	83,900	77,070	8.9	817,179	785,807	4.0

	940,362	886,030	6.1	8,980,156	8,863,316	1.3
Deferred and other revenues	7,353	4,315	70.4	—	—	—
Sales for resale	33,138	38,319	(13.5)	421,190	470,343	(10.5)
Other operating revenue	18,192	19,133	(4.9)	—	—	—
SO2 Allowance Sales	17,636	42,168	(58.2)	—	—	—

	$1,016,681	$989,965	2.7	9,401,346	9,333,659	0.7

Average customers	665,376	650,278	2.3	—	—	—

Retail Output to Line				9,580,886	9,538,695	0.4

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended June 30,	2007	2006	Percent Change	2007	2006	Percent Change
Residential	$971,935	$907,789	7.1	8,669,515	8,802,116	(1.5)
Commercial	624,114	561,285	11.2	6,418,229	6,352,485	1.0
Industrial — Phosphate	68,732	59,153	16.2	1,018,931	974,345	4.6
Industrial — Other	116,295	105,173	10.6	1,335,851	1,346,685	(0.8)
Other sales of electricity	168,975	151,623	11.4	1,699,378	1,668,607	1.8

	1,950,051	1,785,023	9.2	19,141,904	19,144,238	0.0
Deferred and other revenues	37,101	(78,591)	—	—	—	—
Sales for resale	65,887	64,334	2.4	812,984	866,443	(6.2)
Other operating revenue	38,103	38,653	(1.4)	—	—	—
SO2 Allowance Sales	20,500	121,927	(83.2)	—	—	—

	$2,111,642	$1,931,346	9.3	19,954,888	20,010,681	(0.3)

Average customers	661,254	645,205	2.5	—	—	—

Retail Output to Line				20,067,273	20,193,608	(0.6)

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended June 30,	2007	2006	Percent Change	2007	2006	Percent Change
By Customer Segment:
Residential	$31,038	$28,366	9.4	14,437	13,243	9.0
Commercial	41,429	38,895	6.5	92,118	88,592	4.0
Industrial	2,409	2,517	(4.3)	48,434	54,947	(11.9)
Off System Sales	53,624	53,001	1.2	65,893	68,967	(4.5)
Power generation	3,549	3,813	(6.9)	117,146	114,090	2.7
Other revenues	9,426	9,312	1.2		0	—

	$141,475	$135,904	4.1	338,028	339,839	(0.5)

By Sales Type:
System supply	$109,730	$104,669	4.8	96,478	97,890	(1.4)
Transportation	22,319	21,923	1.8	241,550	241,949	(0.2)
Other revenues	9,426	9,312	1.2		0	—

	$141,475	$135,904	4.1	338,028	339,839	(0.5)

Average customers	335,183	328,254	2.1	0	0	—

	Operating Revenues*			Therms*
Six Months Ended June 30,	2007	2006	Percent Change	2007	2006	Percent Change
By Customer Segment:
Residential	$85,370	$90,630	(5.8)	43,591	44,476	(2.0)
Commercial	91,655	94,970	(3.5)	199,618	198,163	0.7
Industrial	4,931	5,407	(8.8)	99,822	112,787	(11.5)
Off System Sales	100,413	102,304	(1.8)	128,624	126,226	1.9
Power generation	6,325	6,637	(4.7)	182,598	180,726	1.0
Other revenues	20,273	20,797	(2.5)	0	0	—

	$308,967	$320,745	(3.7)	654,253	662,378	(1.2)

By Sales Type:
System supply	$242,366	$253,541	(4.4)	208,571	207,610	0.5
Transportation	46,328	46,407	(0.2)	445,682	454,768	(2.0)
Other revenues	20,273	20,797	(2.5)	0	0	—

	$308,967	$320,745	(3.7)	654,253	662,378	(1.2)

Average customers	335,143	328,166	2.1	0	0	—

	Operating Revenues*			Therms*
Twelve Months Ended June 30,	2007	2006	Percent Change	2007	2006	Percent Change
By Customer Segment:
Residential	$140,717	$152,979	(8.0)	72,156	71,386	1.1
Commercial	161,111	177,740	(9.4)	377,129	370,096	1.9
Industrial	10,991	10,991	0.0	196,146	209,216	(6.2)
Off System Sales	190,799	218,466	(12.7)	249,908	225,387	10.9
Power generation	13,685	14,760	(7.3)	397,585	352,279	12.9
Other revenues	42,826	39,544	8.3		0	—

	$560,129	$614,480	(8.8)	1,292,924	1,228,364	5.3

By Sales Type:
System supply	$428,051	$485,982	(11.9)	392,127	367,576	6.7
Transportation	89,252	88,954	0.3	900,797	860,788	4.6
Other revenues	42,826	39,544	8.3		0	—

	$560,129	$614,480	(8.8)	1,292,924	1,228,364	5.3

Average customers	332,530	323,405	2.8	0	0	—

* in thousands